UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 8, 2012 (November 6, 2012)

BROOKS AUTOMATION, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25434	04-3040660
(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (978) 262-2400.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

On November 8, 2012, Brooks Automation, Inc. (“Brooks” or the “Company”) announced via press release its financial results for the fiscal quarter and full year ended September 30, 2012. A copy of the press release is attached hereto as Exhibit 99.1.

Limitation on Incorporation by Reference. The information in this Item 2.02 and in Item 9.01 of this Current Report, including the exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Cautionary Note Regarding Forward-Looking Statements. Except for historical information contained in this press release attached as an exhibit hereto, the press release contains forward-looking statements which involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. Please refer to the cautionary note in the press release regarding these forward-looking statements.

Item 5.02 Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 6, 2012, Dr. C.S. Park informed the Company that he will not stand for re-election to the Board of Directors when his term expires at the upcoming 2013 Annual Meeting of Stockholders. Dr. Park’s decision not to stand for re-election did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On November 6, 2012, the Board of Directors (the “Board”) of Brooks Automation, Inc. (the “Company”) voted to establish (i) the Company’s Performance Based Variable Compensation Plan for the fiscal year ending September 30, 2013 (the “FY 13 PBVC Plan”) and (ii) the Company’s Executive Equity Incentive Plan for the fiscal year ending September 30, 2013 (the “FY 13 EEIP”). Executive officers, including named executive officers, and additional key management personnel participate in the FY 13 PBVC Plan and the FY 13 EEIP.

Each fiscal year, the Human Resources and Compensation Committee (the “HRC Committee”) of the Board of Directors and the full Board establish performance based variable compensation opportunities for the CEO and review and approve those submitted by the CEO for the named executive officers against the financial targets, goals and objectives established to measure performance. They use tailored corporate financial performance measures and individual objectives for named executive officers and senior executives to focus performance and accountability around those measures and objectives. This assures a high level of accountability in assessing performance and approving awards.

Under the FY 13 PBVC Plan, participants are eligible for a cash bonus based on the achievement against corporate financial targets for revenue and operating income for the fiscal year ending September 30, 2013, as well as non-financial individual performance goals for each senior executive (including the CEO) based on an assessment of each executive’s accomplishments at the conclusion of the fiscal year. In addition, participants affiliated with a specific business unit are also measured on the financial performance of that business unit. Any payouts based on corporate financial objectives will be predicated upon the Company first realizing a threshold level of revenue and operating income at predetermined targets.

Under the FY 13 EEIP, participants may be granted an award of restricted stock units (“RSUs”), of which 25% vest based on the passage of time and 75% vest based on the achievement of performance criteria established by the HRC Committee and the Board. RSUs subject to time-based vesting will vest in one-third increments beginning one year after the date of grant and annually thereafter. RSUs subject to performance-based vesting will vest upon achievement of Company financial performance metrics for gross margins and net cash flows during the fiscal year ending on September 30, 2013. Each financial metric is weighted and contains a minimum achievement threshold, which if not met would result in no vesting as to that metric’s weighted percentage of RSUs.

In addition, on November 8, 2012, the Company entered into a Separation Agreement with Steven A. Michaud, the Company’s Senior Vice President of Strategic Execution. Pursuant to the Separation Agreement, Mr. Michaud’s employment with the Company will terminate on November 9, 2012 and the Company will pay Mr. Michaud severance in an amount equal to 12 months’ base salary, plus additional severance for up to 12 months’ base salary for so long as Mr. Michaud remains unemployed after the initial one-year severance period. Pursuant to the agreement, Mr. Michaud is also entitled to continuation of health care and dental insurance coverage for the severance period.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press release issued on November 8, 2012 by Brooks Automation, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKS AUTOMATION, INC.

/s/ Jason Joseph
Jason Joseph
Vice President, General Counsel and Secretary

Date: November 8, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on November 8, 2012 by Brooks Automation, Inc.